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EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS
The Board of Directors
CUISINE SOLUTIONS, INC.:
We consent to the incorporation by reference in the registration statements, (Nos. 33-60614 and 33-60616) on Form S-8 of Cuisine Solutions, Inc. of our report dated August 30, 2001, relating to the consolidated balance sheet of Cuisine Solutions, Inc. and subsidiaries as of June 30, 2001, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the year then ended, and related schedule, which report appears in the June 30, 2001 annual report on Form 10-K of Cuisine Solutions, Inc.


                                                      GRANT THORNTON LLP

Vienna, Virginia
August 30, 2001